Exhibit 99.1

Immediate	Maureen Wheeler: Media Contact
(202) 729-1756
maureen.wheeler@carramerica.com
Stephen Walsh: Analyst Contact
(202) 729-1764
stephen.walsh@carramerica.com

CARRAMERICA SELLS INTEREST IN CARRAMERICA CORPORATE CENTER TO RREEF

Washington D.C. – April 6, 2005 – CarrAmerica Realty Corporation (NYSE:CRE) today announced that it has entered into a joint venture with RREEF, a subsidiary of Deutsche Bank AG (NYSE:DB), to own CarrAmerica Corporate Center, an approximately 1.0 million square foot office property located in Pleasanton, California. The property was valued at $197.3 million for the purpose of the venture. CarrAmerica received approximately $154 million in net proceeds in connection with its sale of an 81% interest in the property. In addition to retaining a 19% ownership interest, CarrAmerica will continue to manage and oversee leasing of the property.

Purchased in March 1996, CarrAmerica Corporate Center is currently 85% leased. The Company will record a gain of approximately $77 million in connection with the sale. The gain on the partial sale of this interest was not included in the Company’s previously announced earnings per share guidance for 2005. The gain on the sale had no impact on funds from operations.

CarrAmerica Managing Director for Northern California, Christopher Peatross, commented, “The sale of our majority interest in CarrAmerica Corporate Center allows us to capture value in this property and gives us an opportunity to reallocate this capital in the San Francisco Bay Area as well as our other markets. Our strong belief in the continued success of CarrAmerica Corporate Center made it an easy decision to stay in the asset.” Mr. Peatross added, “CarrAmerica is very pleased about its new joint venture relationship with RREEF and looks forward to working with them to enhance their investment.”

CarrAmerica Corporate Center is comprised of seven buildings—six office buildings and a seven-room conference center—totaling 1,044,679 million square feet. Centrally positioned in Hacienda Business Park, within the foothills of the Pleasanton-Livermore Valley, the property offers convenient access to I-580 and I-680, the Bay Area Rapid Transit (BART) and an abundance of major hotels and retail.

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CarrAmerica Release of April 6, 2005

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In Northern California, CarrAmerica owns, directly or through joint ventures, interests in 85 office and R&D buildings containing approximately 6.3 million square feet.

RREEF, a leading US based real estate investment manager, is a division of DB Real Estate, the real estate investment management group of Deutsche Asset Management. RREEF manages $20.8 billion in pension fund real estate investments for over 300 corporate, public and international clients. Its activities include private and public market equity investments ranging from core investments to higher return/higher risk holdings, including development. RREEF has 119 property management offices nationwide and property acquisitions offices in San Francisco, Chicago and New York.

CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The company has become one of America’s leading office workplace companies by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 286 operating office properties, totaling over 26 million square feet. CarrAmerica’s markets include Austin, Chicago, Dallas, Denver, Los Angeles, Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at http://www.carramerica.com.

Estimates of Diluted FFO and earnings per share and certain other statements in this release, including management’s expectations about, among other things, operating performance and financial conditions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office space, the extent, strength and duration of any economic recovery, including the effect on demand for office space and the creation of new office development, availability and creditworthiness of tenants, the level of lease rents, and the availability of financing for both tenants and us; adverse changes in real estate markets, including, among other things, the extent of tenant bankruptcies, financial difficulties and defaults, the extent of future demand for office space in our core markets and barriers to entry into markets which we may seek to enter in the future, the extent of the decreases in rental rates, our ability to identify and consummate attractive acquisitions on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and changes in operating costs, including real estate taxes, utilities, insurance and security costs; actions, strategies and performance of affiliates that we may not control or companies in which we have made investments; ability to obtain insurance at a reasonable cost; ability to maintain our status as a REIT for federal and state income tax purposes; ability to raise capital; effect of any terrorist activity or other heightened geopolitical crisis; governmental actions and initiatives; and environmental/safety requirements. For a further discussion of these and other factors that could impact the company’s future results, performance, achievements or transactions, see the documents filed by the company from time to time with the Securities and Exchange Commission, and in particular the section titled, “The Company – Risk Factors” in the company’s Annual Report or Form 10-K.

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